Exhibit 5(c)i

                                    FORM OF
                        INVESTMENT SUBADVISORY AGREEMENT
                         LEGG MASON GLOBAL TRUST, INC.


         AGREEMENT made this 1st day of May, 1997 by and between Western Asset Management Company ("Adviser"), a California corporation, and Western Asset Global Management, Ltd. ("Western Asset Global"), a corporation organized under the laws of the United Kingdom, each of which is registered as an investment adviser under the Investment Advisers Act of 1940.

         WHEREAS, the Adviser is investment adviser to Legg Mason Global Government Trust ("Fund"), a portfolio represented by a separate series of shares of Legg Mason Global Trust, Inc. (the "Corporation"), an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), and

         WHEREAS, the Adviser wishes to retain Western Asset Global to provide it with certain investment subadvisory services in connection with the Adviser's provision of investment advisory services to the Fund; and

         WHEREAS, Western Asset Global is willing to furnish such services on the terms and conditions hereinafter set forth:

         NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed as follows:

         1. Appointment. The Adviser hereby appoints Western Asset Global Management, Lts. as investment subadviser for the Fund for the period and on the terms set forth in this Agreement. Western Asset Global accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

         2.  Delivery  of  Documents.   The  Adviser has furnished Western Asset
Global with copies properly certified or authenticated of each of the following:

                  (a) The Corporation's Articles of Incorporation, as filed with the State Department of Assessments and Taxation of the State of Maryland on December 31, 1992 and all amendments thereto (such Articles of Incorporation, as presently in effect and as they shall from time to time be amended, are herein called the "Articles");

                  (b) The Corporation's By-Laws and all amendments thereto (such By-Laws, as presently in effect and as they shall from time to time be amended, are herein called the "By-Laws");

                  (c) Resolutions of the Corporation's Board of Directors authorizing the appointment of Legg Mason Fund Adviser, Inc. ("Manager") as the manager, the Adviser as investment adviser and Western Asset Global Management, Ltd. as investment subadviser, respectively, and approving the Management Agreement between the Manager and the Fund dated May 1, 1995 (the "Management Agreement"), the Amended Investment


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         Advisory  Agreement  between the Manager and the Adviser,  dated May 1,
         1997 ("Advisory Agreement"), and this Agreement;

                  (d) The Corporation's Registration Statement on Form N-1A under the Securities Act of 1933, as amended, and the 1940 Act (File No. 33- 56672) as filed with the Securities and Exchange Commission most recently, including all exhibits thereto, relating to shares of common stock of the Fund, par value $.001 per share (herein called "Shares") and all amendments thereto;

                  (e) The Fund's most recent prospectus (such prospectus, as presently in effect and all amendments and supplements thereto are herein called the "Prospectus"); and

                  (f) The Fund's most recent statement of additional information (such statement of additional information, as presently in effect and all amendments and supplements thereto are herein called the "Statement of Additional Information").

The Adviser will furnish Western Asset Global from time to time with copies of all amendments of or supplements to the foregoing.

         3. Investment Subadvisory Services. (a) Subject to the supervision of the Corporation's Board of Directors, the Manager and the Adviser, Western Asset Global shall as requested by the Adviser regularly provide the Fund with investment research, advice, management and supervision and shall furnish a continuous investment program for the Fund's portfolio of securities consistent with the Fund's investment objective, policies, and limitations as stated in the Fund's current Prospectus and Statement of Additional Information. Western Asset Global shall as requested by the Adviser determine from time to time what securities will be purchased, retained or sold by the Fund, and shall implement those decisions, all subject to the provisions of the Corporation's Articles of Incorporation and By-Laws, the 1940 Act, the applicable rules and regulations of the Securities and Exchange Commission, and other applicable federal and state law, as well as the investment objective, policies, and limitations of the Fund. Western Asset Global will as requested by the Adviser place orders pursuant to investment determinations for the Fund either directly with the issuer or with any broker or dealer. In placing orders with brokers and dealers, Western Asset Global will attempt to obtain the best net price and the most favorable execution of its orders; however, Western Asset Global may, in its discretion, purchase and sell portfolio securities from and to brokers and dealers who provide the Fund with research, analysis, advice and similar services, and Western Asset Global may pay to these brokers, in return for research and analysis, a higher commission or spread than may be charged by other brokers. In no instance will portfolio securities be purchased from or sold to Western Asset Global or any affiliated person thereof except in accordance with the rules, regulations or orders promulgated by the Securities and Exchange Commission pursuant to the 1940 Act. Western Asset Global shall also perform such other functions of


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management  and  supervision  as  may be requested by the Adviser or Manager and agreed to by Western Asset Global.

         (b) Western Asset Global will as requested by the Adviser or Manager oversee the maintenance of all books and records with respect to the securities transactions of the Fund in accordance with all applicable federal and state laws and regulations, and will furnish the Board of Directors of the Corporation with such periodic and special reports as the Board or the Adviser or Manager reasonably may request.

         (c) The Corporation hereby authorizes any entity or person associated with Western Asset Global which is a member of a national securities exchange to effect any transaction on the exchange for the account of the Corporation which is permitted by Section 11(a) of the Securities Exchange Act of 1934, and the Corporation hereby consents to the retention by such person associated with Western Asset Global of compensation for such transactions, whether in accordance with Rule 11a2-2(T)(a)(2)(iv) or otherwise.

         4. Services Not Exclusive. Western Asset Global's services hereunder are not deemed to be exclusive, and Western Asset Global shall be free to render similar services to others. It is understood that persons employed by Western Asset Global to assist in the performance of its duties hereunder might not devote their full time to such service. Nothing herein contained shall be deemed to limit or restrict the right of Western Asset Global or any affiliate of Western Asset Global to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

         5. Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, Western Asset Global hereby agrees that all books and records which it maintains for the Fund are property of the Fund and further agrees to surrender promptly to the Fund or its agents any of such records upon the Fund's request. Western Asset Global further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act, any such records required to be maintained by Rule 31a-1 under the 1940 Act.

         6. Expenses. During the term of this Agreement, Western Asset Global will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities (including brokerage commissions, if any) purchased for the Fund.

         7. Compensation. For the services which Western Asset Global will render to the Adviser and the Fund under this Agreement, the Adviser will pay Western Asset Global a fee, computed daily and paid monthly, at an annual rate equal to 0.20% of the Fund's average daily net assets. Fees due to Western Asset Global hereunder shall be paid promptly to Western Asset Global by Western Asset following its receipt of fees from the Fund. If this Agreement is terminated as of any date not the last day of a calendar month, a final fee shall be paid promptly after the date of termination and shall be based on the percentage of days of the month during which the contract was still in effect.



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         8. Limitation of Liability. Western Asset Global will not be liable for any error of judgment or mistake of law or for any loss suffered by the Adviser or by the Fund in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations or duties under this Agreement.

         9. Definitions. As used in this Agreement, the terms "securities" and "net assets" shall have the meanings ascribed to them in the Articles of Incorporation of the Corporation; and the terms "assignment," "interested person," and "majority of the outstanding voting securities" shall have the meanings given to them by Section 2(a) of the 1940 Act, subject to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order.

         10. Duration and Termination. This Agreement will become effective May 1, 1997, provided that it shall have been approved by the Corporation's Board of Directors and by the shareholders of the Fund in accordance with the requirements of the 1940 Act and, unless sooner terminated as provided for herein, shall continue in effect until May 1, 1999. Thereafter, if not terminated, this Agreement shall continue in effect for successive annual periods, provided that such continuance is specifically approved at least annually (i) by the Corporation's Board of Directors or (ii) by a vote of a majority (as defined in the 1940 Act) of the outstanding voting securities of the Fund, provided that in either event the continuance is also approved by a majority of the Corporation's Directors who are not interested persons (as defined in the 1940 Act) of the Corporation or of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable without penalty, by vote of the Corporation's Board of Directors, by vote of a majority (as defined in the 1940
Act) of the outstanding voting securities of the Fund, by the Adviser or by Western Asset Global, on not less than 60 days' notice to the Fund and/or the other party(ies) and will be terminated immediately upon any termination of the Management Agreement with respect to the Fund, the [Amended] Investment Advisory Agreement between the Manager and the Adviser, or upon the mutual written consent of Western Asset Global, the Adviser, and the Fund. Termination of this Agreement with respect to the Fund shall in no way affect continued performance with regard to any other portfolio of the Corporation. This Agreement will automatically and immediately terminate in the event of its assignment.

         11. Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

         12. Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge


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or termination is sought,  and no material  amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the Fund's outstanding voting securities.

         13. Miscellaneous. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Should any part of this Agreement be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding and shall inure to the benefit of the parties hereto and their respective successors.

         14. Governing Law. This Agreement shall be construed in accordance with the 1940 Act and the laws of the State of California. To the extent that the applicable laws of the State of California conflict with the applicable provisions of the 1940 Act, the latter shall control.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below on the day and year first above written.


[SEAL]                                   WESTERN ASSET MANAGEMENT COMPANY
Attest:

By:                                      By:
    ___________________________              __________________________



[SEAL]                                   WESTERN ASSET GLOBAL MANAGEMENT, LTD.


Attest:


By:                                      By:
    ___________________________              __________________________


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